CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2012 RESULTS

Norton, Massachusetts, May 14, 2012. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $3.6 million and a net loss of $534 thousand for the quarter ended March 31, 2012. This compares with revenues of $5.8 million and net income of $16 thousand for the quarter ended April 2, 2011.

Gross margin in the first quarter of 2012 was a negative $34 thousand compared with $856 thousand in the first quarter of 2011. This reduction was due to primarily to the decline in sales volume, resulting in fixed costs being spread over fewer revenue dollars. Margin was also adversely affected by additional costs associated with an outside finishing operation and an increase in the obsolescence reserve in the quarter.

Commenting on the results, Grant Bennett, President and CEO, said: “Our results for the first quarter were disappointing as we experienced reductions in sales volumes across most product lines. Several external factors continue to adversely affect demand including the residual effects of last year’s train crash in China, the economic crisis in Europe and sluggish consumer demand in the United States. While we continue to view these factors as temporary and are encouraged by our customers’ forecasts signaling an acceleration of sales in the second half of this year, we are closely monitoring the situation to respond quickly in the event that the expected uptick in demand is further delayed.”

Mr. Bennett continued, “In the recent weeks we have been encouraged by some design wins and an increase in quoting activity, particularly for our hermetic packaging products and IGBT modules for traction applications. This activity, coupled with customer forecasts and our long-term supply agreement with a tier one automobile supplied announced earlier, gives us confidence that our growth will resume later this year and continue into 2013 and beyond.”

On the balance sheet side of the ledger during the quarter the Company:

. increased inventories by $0.3 million to $3.4 million, to meet anticipated demand later in the year

. reduced “days sales outstanding” in receivables to 63 from 66 at year-end

. spent $151 thousand on capital expenditures which compares with $198 thousand for depreciation and amortization

. used $0.5 million in cash during the quarter, due primarily to the Company’s operating loss; however liquidity was enhanced as the Company renewed its $1.25 million equipment finance facility and increased its revolving line of credit from $1 million to $2 million. Both agreements mature in May of 2013.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2011 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	---Quarter Ended---
	Mar. 31,	April 2,
	2012	2011
	-----------	-----------

Total Revenues	$3,554,776	$ 5,840,345
Cost of Sales	3,588,616	4,984,285
	------------	------------
Gross Margin	(33,840)	856,060
Operating Expenses	808,723	816,946
	-----------	-----------
Operating Income (loss)	(842,563)	39,114
Interest expense	(5,772)	(9,671)
	-----------	-----------
Income (loss) before taxes	(848,335)	29,443
Income tax provision (benefit)	(314,000)	13,300
	-----------	-----------
Net income (loss)	$ (534,335)	$ 16,143
	========	========
Net income (loss) per common share	$ (0.04)	$ 0.00
Weighted average shares outstanding	12,865,659	13,180,992

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	---Quarter Ended---
	Mar. 31,	Dec. 31,
	2012	2011
	-----------	-----------
Assets

Current assets:
Cash and cash equivalents	$ 621,050	$ 1,142,429
Accounts receivable, net	2,485,125	3,112,960
Inventories	3,420,691	3,138,617
Prepaid expenses	132,729	152,444
Deferred taxes, current	287,056	287,056
	-------------	-------------
Total current assets	6,946,651	7,833,506

Property and equipment, net	2,260,387	2,307,045
Deferred taxes, non-current	1,507,761	1,193,761
	-------------	-------------
Total assets	$10,714,799	$11,334,312
	=========	=========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 1,374,762	$ 1,463,997
Accrued expenses	681,688	660,031
Capital leases, current	168,657	208,504
	-------------	-------------
Total current liabilities	2,225,107	2,332,532

Capital leases, non-current	163,951	199,738
	-------------	-------------
Total liabilities	2,389,058	2,532,270

Stockholders' equity	8,325,741	8,802,042
	-------------	-------------
Total liabilities and stockholders' equity	$10,714,799	$11,334,312
	=========	=========